EXHIBIT 10.1

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

The date of this document is <Date of Grant>.

The Kroger Co., an Ohio corporation with its principal place of business at Cincinnati, Ohio, (“we” or “us”) has adopted a Long-Term Incentive Plan for employees and directors of Kroger and its subsidiaries (“Kroger”).  The plan is administered by the Committee as defined in the plan.  The Committee determines the employees and directors who are granted awards and the types and amounts of awards.

The plan provides that the terms of grants are determined by Committee and will be set forth in this agreement.

The Committee has decided to grant nonqualified stock options to purchase <Number of Shares Granted> shares of Kroger common stock to <Name of Participant> (“you”) on the date of this document (the “date of grant”).

In consideration of the services you have provided and that you will provide, we grant you the option to purchase shares of common stock of Kroger, subject to the terms of the plan and the following specific terms and conditions:

1.             The option price of $<Grant Price> is the Fair Market Value of a share of Kroger common stock on the date of grant of the option.  Fair Market Value for purposes of establishing the option price is the closing price of Kroger common stock reported on the date of grant on the New York Stock Exchange.  For all other purposes, Fair Market Value of a share of common stock is the amount determined pursuant to a reasonable method adopted by the Committee.  If no sales are made on that date, the Committee will use the most recent prior date for which sales are reported.

2.             Except as otherwise provided in Paragraph 7 or Paragraph 8 below, you have no right to exercise any part of this option until the later of (i) your formal acceptance of this agreement in the manner that we have advised you in writing, and (ii) the passage of the period of time, known as the vesting period, as follows:

Annual Anniversary of Date of Grant	You Are Vested In:	Expiration Date

If your employment by or service to Kroger is terminated prior to this option becoming exercisable, other than as set forth in Paragraph 7, all rights under this Agreement will terminate.

3.             You cannot transfer this option except by will or the laws of descent and distribution.  It is exercisable, during your lifetime, only by you, or, in the event of legal disability, by your legal representative.

4.             You are entitled to the privileges of stock ownership only as to those shares of stock actually purchased by you under this Agreement.

5.             If you want to exercise all or any part of this option, you must make the election in writing. You must deliver your notice of election, this agreement, and cash payment for your shares to:  Stock Option Administrator, The Kroger Co., 1014 Vine Street, Cincinnati, Ohio 45202.  The Committee can establish any other place or method for delivery of stock option exercises, including electronic means directly with us or our designated administrator.  We will notify you in advance of any alternate place or method of delivery of stock option exercises.  No shares will be delivered to you until the full option price per share for the number of shares then exercised is paid.  If any shares under this agreement remain outstanding after exercise, we will make appropriate notations and return this agreement to you.  In addition to cash, you may pay the exercise price by delivering shares of common stock of Kroger, fully endorsed and containing a signature guaranty.  Any shares delivered by you will be valued at the Fair Market Value, as described in Paragraph 1 of this agreement, on the date of exercise of the option.  You must have owned those shares for at least six months.  The Committee can increase this required holding period for up to two years.  Under certain circumstances, unless prohibited by law, you also can elect to have a portion of the shares issuable upon exercise sold in order to satisfy the exercise price and any taxes that must be withheld.  You can obtain information on how to accomplish this, along with other forms of cashless exercise, from your human resources office.

6.             You must pay all withholding tax or liabilities prior to issuance of shares.

7.             Except as otherwise provided in paragraph 13, if your employment by or service to Kroger terminates after reaching age 62 with at least five years of service at Kroger and provided that you are within the employment of or are providing service to Kroger on the annual anniversary of the date of grant, your options will continue to vest as shown in paragraph 2 of this agreement and you will be permitted to exercise your option throughout the remaining term.  If you die or become disabled, as determined by us, your option will become exercisable and your personal representative will be permitted to exercise your option throughout the remaining term.  If you leave Kroger’s employ or cease providing service to Kroger for any other reason, this option expires.  If any portion of the option is exercisable prior to that expiration, you or your personal representative have one year or the remainder of the ten year term, whichever is shorter, to exercise the option.

8.             This option becomes immediately exercisable in full, but not in part, if at any time after the date of this Agreement any of the following occur:

a.                                       without prior approval of our Board of Directors, any person,  group, entity or group thereof, excluding our employee benefit plans, becomes the owner of, or obtains the right to acquire, 20% or more of the voting power of our then outstanding voting securities; or

b.                                      a tender or exchange offer has expired, other than an offer by us, under which 20% or more of our then outstanding voting securities have been purchased; or

c.                                       as a result of, or in connection with, or within two years following (i) a merger or business combination, (ii) a reorganization, or (iii) a proxy contest, in any case which was not approved by our Board of Directors, the individuals who were directors of Kroger immediately before the transaction cease to constitute at least a majority thereof, except for changes caused by death, disability or normal retirement; or

d.                                      Our shareholders have approved (i) an agreement to merge or consolidate with or into another corporation and Kroger is not the surviving corporation or (ii) an agreement, including a plan of liquidation, to sell or otherwise dispose of all or substantially all of our assets.

9.             This Agreement does not give you any right of continued employment by or to continue to provide service to Kroger.  It does not affect your right or Kroger’s right, to terminate your employment or service at any time.

10.           In the event of any stock splits, stock dividends, or reverse stock splits, the number of shares and the price per share set forth in this Agreement will be adjusted proportionately.

11.           Unless sooner terminated under one or more of the terms and conditions in this Agreement, this option will remain in force for a term of ten years from the date of this Agreement, and it must be exercised by the holder on or before that date.  In the event that the option expires on a day that is not a business day, it must be exercised on or before the last business day prior to the expiration date.

12.           The option evidenced by this Agreement and the exercise of the option are subject to the terms and conditions of the Plan.  This option is subject to any rules and regulations adopted by the Committee.

13.           Notwithstanding anything contained in paragraph 7 to the contrary, in the event that while this agreement is outstanding you provide services as an employee, director, consultant, agent, or otherwise, to any of Kroger’s competitors, this option expires.  If any portion of the option is exercisable prior to that expiration, you or your personal representative have one year or the remainder of the ten year term, whichever is shorter, to exercise the option.

For purposes of this paragraph 13, a competitor is any business that sells groceries, food, drugs, health and beauty care items, motor fuels, or pharmaceuticals, at retail in one or more of the same geographic areas that Kroger sells those products.

14.           This agreement is governed by the laws of the state of Ohio.

The parties have executed this agreement on the date of grant set forth above.

The Kroger Co.

By	/s/
David B. Dillon

(“you”)

<Participant Name>